Exhibit 10(kk)
Norfolk Southern Corporation Long-Term Incentive Plan
Award Agreement
Performance Share Units
This AGREEMENT (this “Agreement”) dated as of /$GrantDate$/ (the “Award Date”), is between NORFOLK SOUTHERN CORPORATION (Corporation), a Virginia corporation, and /$ParticipantName$/ (the “Participant”), Employee ID No. /$UserTextl$/.
1.Award Contingent Upon Execution of this Agreement and of Non-Compete. This Award is contingent upon the Participant’s execution of this Agreement and the associated non-compete agreement (Non-Compete Agreement), which is a condition precedent to this Award. This Award shall be void, and the Participant shall not be entitled to any rights hereunder, unless the Participant executes this Agreement and the Non-Compete Agreement on or before /$AcceptByDate$/, and thereafter fully complies with their terms.
2.Terms of Plan Govern. The Award made hereunder is made pursuant to the Norfolk Southern Corporation Long-Term Incentive Plan (the “Plan”), all the terms and conditions of which are deemed to be incorporated in this Agreement and which forms a part of this Agreement. The Participant agrees to be bound by all the terms and conditions of the Plan and this Agreement, and by all determinations of the Committee thereunder. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.
3.Award of Performance Share Units. The Corporation hereby confirms an Award to the Participant on Award Date of /$AwardsGranted$/ Performance Share Units (“PSUs”). The award of PSUs shall entitle the Participant to receive shares of Common Stock of the Corporation upon the Corporation’s achievement over a Performance Cycle of performance goals established by the Committee at the time of grant for the selected Performance Criteria, subject to the restrictions and other terms and conditions set forth in the Plan and this Agreement.
(a)The determination of whether the performance goals were achieved shall be based on the average of the Corporation’s annual after-tax return on average invested capital for each calendar year included in the three-year Performance Cycle.
(b)If a Change in Control occurs during the three-year Performance Cycle, then the number of PSUs earned under this Agreement will be determined based upon the greater of (i) the target level of performance (i.e., 100%) and (ii) the actual level of performance calculated under paragraph 3(a) as of the latest practicable date prior to the Change in Control as determined reasonably and in good faith by the Committee. The PSUs earned pursuant to this paragraph 3(b) will remain subject to the forfeiture provisions set forth in paragraph 4.
4.Forfeiture of Performance Share Units.
(a)Retirement:
A.If the Participant’s employment is terminated by reason of the Retirement of the Participant before [December 31 of Year of Grant] and not for Cause, then a portion of the PSUs will be forfeited immediately and all rights of the Participant to such Units will terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company. The portion to be forfeited under this paragraph will be determined by dividing the number of PSUs granted under paragraph 3 by 12, multiplying the result by the number of full months in which the Participant was not employed by the Corporation during [Year of Grant], and then rounding to the nearest whole number.
B.If the Participant’s employment is terminated by reason of the Retirement of the Participant on or after [December 31 of Year of Grant] and not for Cause, then no portion of the PSUs will be forfeited.
C.Notwithstanding the foregoing, if a Participant who is eligible for Retirement experiences a termination of employment described in paragraph 4(c), then, solely for purposes of this Award, such termination of employment will not be treated as a termination by reason of the Retirement of the Participant and will be treated as a termination of employment solely pursuant to paragraph 4(c).
(b)Death or Disability. If the Participant’s employment is terminated by reason of the Participant’s death or Disability, then no portion of the PSUs will be forfeited.
(c)Qualifying Termination. If the Participant’s employment is terminated on, or within twenty-four (24) months following, a Change in Control, either (i) due to an involuntary termination without Cause or (ii) due to the Participant’s resignation for Good Reason, then no portion of the PSUs will be forfeited. Notwithstanding anything to the contrary, if the Participant is eligible for Retirement, the date of the Participant’s termination of employment described in this paragraph 4(c) will be established as the last day of a month.
(d)For Cause. If the Participant’s employment is terminated for Cause, regardless of whether the Participant is eligible for Retirement, any PSUs that are outstanding and have not yet been settled, will be forfeited immediately without further obligation on the part of the Corporation or any Subsidiary Company, and all rights of the Participant with respect to such PSUs will terminate.
(e)Other Terminations of Employment. Upon any termination of the Participant’s employment prior to [December 31 of the Third Year of the Performance Period] that is not covered by paragraphs 4(a), 4(b), 4(c) or 4(d), any PSUs that remain outstanding will be forfeited immediately without further obligation on the part of the Corporation or any Subsidiary Company, and all rights of the Participant with respect to such PSUs will terminate.
(f)Leave of Absence. If the Participant is granted a leave of absence before the end of the Performance Cycle, the Participant shall not forfeit rights with respect to any PSUs that were being earned during the Performance Cycle, unless the Participant’s employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence and before the end of the Performance Cycle, at which time the Participant shall forfeit all rights with respect to any PSUs that were being earned during the Performance Cycle.
(g)Clawback and Recoupment. Notwithstanding any provision of this Agreement to the contrary, if: (i) the Participant’s employment is terminated by reason of: (A) the Participant’s Retirement or (B) the Participant’s Disability, and (ii) the Committee later determines that: (A) grounds existed at the time of such termination that would have allowed the Corporation to terminate the Participant’s employment for Cause; or (B) the Participant Engaged in Competing Employment within a period of two years following the Participant’s termination of employment and before the end of the Performance Cycle, the Corporation shall have all rights under law and equity to recoup and recover from the Participant any PSUs previously settled under this Agreement and the Participant shall immediately forfeit all rights with respect to any PSUs that were being earned during the Performance Cycle without further obligation on the part of the Corporation or any Subsidiary Company. Such right to recoup and recover any PSUs previously settled is in addition to any such rights provided under the Corporation’s mandatory or supplemental clawback and recovery policies as may be applicable to such Participant and in effect from time to time.
The Participant “Engaged in Competing Employment” if the Participant, in any state in which the Corporation provided rail services during the Participant’s employment with the Corporation, works for or provides the same or similar services the Participant provided on behalf of the Corporation for any Competitor. For this purpose, a “Competitor” is any entity in the same line of business as the Corporation in North American markets in which the Corporation competes, including, but not limited to, any North American Class I rail carrier, any other rail carrier competing with the Corporation (including, without limitation, a holding or other company that controls or operates or is otherwise affiliated with any rail carrier competing with the Corporation), and any other provider of transportation services competing with Corporation, including motor and water carriers.
(h)The Participant understands that nothing in this Agreement (1) prohibits or impedes the Participant from reporting possible violations of federal law or regulation to any governmental agency or entity (including, but not limited to, the Department of Justice, the Securities and Exchange Commission (“SEC”), the Congress, and any agency Inspector General), from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from receiving a monetary award from the SEC related to participation in an SEC investigation or proceeding, or (2) requires the

Participant to obtain prior authorization of the Corporation to make any such reports or disclosures or to notify the Corporation of such reports or disclosures.
(i)Certain Defined Terms. For the purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:
A.“Cause” means, with respect to the Participant, the occurrence of any of the following events, as determined by the Committee in its discretion: (A) the Participant’s conviction of, or plea of nolo contendere to, any felony; (B) the Participant’s commission of, or participation in, intentional acts of fraud or dishonesty; (C) the Participant’s material violation of any term of the Participant’s employment agreement with the Corporation or any of its affiliates or any other contract or agreement between the Participant and the Corporation or any of its affiliates, if any, or any statutory duty the Participant owes to the Corporation or any of its affiliates; (D) the Participant’s gross negligence in the performance of his or her duties; (E) the Participant’s refusal to follow the lawful directions of: (1) the Board; (2) the Corporation’s Chief Executive Officer; or (3) the Participant’s direct manager; or (F) the Participant’s material violation of the Corporation’s or its applicable affiliate’s written policies, in each case of clause (C), (D), (E), or (F), subject to the Participant’s failure to cure to correct such event within fifteen (15) days of the Participant’s receipt of written notification from the Corporation or its applicable affiliate of the occurrence of any such foregoing event.
B.“Good Reason” means the occurrence of any of the following without the Participant’s prior written consent: (1) if the Participant is employed in a position that is above the level of Pay Band 8 as of immediately prior to a Change in Control, a reduction in the Participant’s title, authority, duties, or responsibilities; (2) if the Participant is employed in a position that is at or above the level of Pay Band 5 as of immediately prior to a Change in Control, a reduction of the Participant’s base salary, annual bonus opportunity, or target annual long-term incentive opportunity; or (3) a relocation of the Participant’s principal place of employment by more than fifty (50) miles; provided, however that Good Reason shall not exist if such event is fully corrected by the Corporation or its applicable affiliate within fifteen (15) days following the Corporation’s or its applicable affiliate’s receipt of written notification from the Participant of the occurrence of the applicable event (which notice must be provided to the Corporation or its applicable affiliate (x) in the case of clause (1), within fifteen (15) days following the applicable event, or (y) in the case of clauses (2) or (3), within thirty (30) days following the Participant’s initial knowledge of the occurrence of the applicable event); and provided that a resignation for Good Reason shall not be deemed to have occurred until the Participant actually terminates his or her employment with the Corporation or its applicable affiliate.
5.Distribution of Performance Share Units.
(a)General Settlement Timing Rule. Except as otherwise provided in paragraph 5(b), PSUs that are not forfeited as provided in paragraph 4 above and that are earned in accordance with paragraph 3 shall be settled as soon as practicable following December 31, [Last Day of Performance Cycle], and in any event within forty-five (45) days thereafter.
(b)Change in Control Settlement Timing Rule. Upon the Participant’s “separation from service” (as that term is defined in Treasury Regulations Section 1.409A-1(h)) for any reason on, or within twenty-four (24) months following a Change in Control that constitutes a “change in ownership or effective control of” the Corporation or a “change in the ownership of a substantial portion of the assets of” the Corporation as determined under Treasury Regulations Section 1.409A-3(i)(5), PSUs that are not forfeited as provided in paragraph 4 above and that are earned in accordance with paragraph 3 above (including prior to the end of the Performance Cycle in accordance with paragraph 3(b)) shall be settled as soon as practicable, and in any event within thirty (30) days following, such separation from service; provided that, notwithstanding any other provision of this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Corporation as in effect on the date of the Participant’s separation from service), the PSUs that would otherwise be settled pursuant to this paragraph 5(b) within thirty (30) days following the Participant’s separation from service will instead be settled on the first (1st) business day following the date that is six (6) months following the Participant’s separation from service (or, if earlier, within thirty (30) days following the Participant’s death).
(c)Settlement and Tax Withholding. Upon settlement of the PSUs as specified in paragraph 5(a) or 5(b), as applicable, a whole number of shares of Common Stock of the Corporation equal to the number of PSUs to be settled pursuant to paragraph 5(a) or 5(b), as applicable, shall be distributed to the Participant (or the Participant’s Beneficiary in the event of the Participant’s death), subject to tax withholding as provided in Section 7 of this Agreement. At all times until the shares of Common Stock of the Corporation, if any, are actually issued in accordance with this Section, the Award remains an unfunded, unsecured promise to deliver shares in the future.
(d)No dividend equivalent payments shall be made with respect to the award of PSUs hereunder.
6.Savings Clause for Rules of Professional Responsibility. Nothing contained in this Agreement will operate or be construed to restrict a lawyer in the practice of law in contravention of Rule 5.6 of the Georgia Rules of Professional Conduct or a similar professional conduct rule applicable to a lawyer who is an active member of any other state bar.
7.Tax Withholding. No less than the minimum necessary tax withholding obligation with respect to an award of PSUs will be satisfied with shares of Common Stock of the Corporation based on the Fair Market Value of the Corporation’s Common Stock. Unless otherwise determined by the Corporation, the value of any fractional share amount created as a result of withholding will be added to the federal tax withholding amount.
8.Nontransferability. This Agreement and the PSUs granted to the Participant shall not be subject to any assignment, pledge, levy, garnishment, attachment, or other attempt to assign or alienate such shares prior to their delivery to the Participant (or the Participant’s Beneficiary), including, without limitation, under any domestic relations order, and any such attempted assignment or alienation shall be null, void, and of no effect.
9.Recoupment.
(a)The Participant acknowledges that the Corporation shall recover from any Participant all or any portion of any PSUs awarded: (i) to the extent required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, (ii) as provided under the Corporation’s mandatory or supplemental clawback and recovery policies as may be applicable to such Participant and in effect from time to time, or (iii) to the extent the Corporation has recoupment rights under Section 4(e) of this Agreement.
(b)Any Participant who at any time is a Board-elected officer at the level of Vice President or above agrees that he or she will, upon the demand of the Board of Directors, reimburse all or any portion of PSUs awarded if (i) financial results are restated due to the material noncompliance of the Corporation with any financial reporting requirement under the securities laws, (ii) a lower PSU distribution would have been made to the officer based upon the restated financial results, and (iii) the PSUs were distributed within the three-year period prior to the date the applicable restatement was disclosed. The Participant acknowledges and agrees that the Board of Directors or the Corporation may, without waiving any other legal remedy allowed by law, deduct the full amount of such repayment obligation from any amounts the Corporation then owes, or will in the future owe, to the Participant. Nothing in this Agreement shall waive the Committee’s, Board of Directors’, or Corporation’s rights to take any such other action as the Committee, Board of Directors, or the Corporation may deem appropriate in view of all the facts surrounding the particular financial restatement.
10.Governing Law. The Participant agrees that this Award shall be governed by and interpreted in accordance with the laws of the State of Georgia without regard to Georgia’s choice of law rules. The Participant consents to the personal jurisdiction of the federal and/or state courts serving the State of Georgia and waives any defenses of forum non conveniens. The Participant agrees that any and all initial judicial actions related to this Award shall only be brought in the United States District Court for the Northern District of Georgia, Atlanta Division, or the Georgia State-wide Business Court regardless of the place of the Participant’s residence or work location at the time of such action.
IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer, and the Participant has executed this Agreement by his or her electronic acceptance hereof, in acceptance of the above-mentioned Award, subject to the terms of the Plan and of this Agreement, all as of the day and year first above written.

By:
NORFOLK SOUTHERN CORPORATION

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Non-Compete Agreement
Associated With Award Agreement Under
The Norfolk Southern Corporation Long-Term Incentive Plan
[Text of applicable form of non-compete agreement to be inserted here.]